EXHIBIT 99.1
                                                                    ------------


                  BOSTON SCIENTIFIC ANNOUNCES POSITIVE RESULTS
               FROM ITS PIVOTAL TAXUS IV DRUG-ELUTING STENT TRIAL

     U.S. STUDY REPORTS TARGET LESION REVASCULARIZATION RATE OF 3.0 PERCENT,
                    IN-SEGMENT RESTENOSIS RATE OF 7.9 PERCENT

                     DIABETIC RESTENOSIS RATE OF 6.4 PERCENT


Natick, MA and Washington, D.C. (September 15, 2003) -- Boston Scientific Corporation (NYSE: BSX) today announced nine-month results from its TAXUS IV clinical trial. The trial enrolled 1,326 patients at 73 sites in the United States, assessing the safety and efficacy of a slow-release formulation paclitaxel-eluting stent. The Company made the announcement at the annual Transcatheter Cardiovascular Therapeutics symposium in Washington, D.C.

The randomized, double-blind pivotal trial is designed to assess the safety and efficacy of a paclitaxel-eluting coronary stent system in reducing restenosis in de novo lesions 10 - 28 mm in length and 2.5 - 3.75 mm in diameter. The study is using Boston Scientific's TAXUS(TM) Express(TM) coronary stent system. This system is built on the Express(TM) coronary stent system, which offers excellent deliverability to the treatment site and superb conformability to the vessel wall.

REDUCED REVASCULARIZATION RATES
-------------------------------

The study reported a target lesion revascularization (TLR) rate of 3.0 percent in the TAXUS group compared with 11.3 percent in the control group (P=<0.0001). TLR - or retreatment rate - is one of the most accurate indicators of the performance of drug-eluting stent technology. The study's primary endpoint was target vessel revascularization (symptom-driven repeat revascularization of the target vessel, or TVR). The TVR rate of 4.7 percent in the TAXUS group was significantly lower than the control rate of 12.0 percent for the Express bare metal stent (P=<0.0001), even though the control rate itself was extremely low.

EXCEPTIONAL RESTENOSIS RATES
----------------------------

The study reported an in-segment (stented vessel segment plus 5 mm beyond each end of the stent) binary restenosis rate of 7.9 percent in the TAXUS group compared with 26.6 percent in the control group (P=<0.0001) (binary restenosis is defined as 50 percent or greater vessel re-occlusion). The study reported an in-stent binary restenosis rate of 5.5 percent in the TAXUS group compared with
24.4 percent in the control group (P=<0.0001). In addition, the study found significant improvements in the more sensitive, quantitative angiographic measurements (in-segment, in-stent and at the edges), such as in-segment percent diameter stenosis (26.3 percent in the TAXUS group versus 39.8 percent in the control group; P=<0.0001), in-segment minimum lumen diameter (2.03 mm in the TAXUS group versus 1.68 mm in the control group; P=<0.0001) and in-segment late lumen loss (0.23 mm in the TAXUS group versus 0.61 mm in the control group; P=<0.0001).
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HIGHLY EFFECTIVE IN DIABETIC PATIENTS
-------------------------------------

The diabetic patients in the TAXUS group had an in-segment binary restenosis rate (6.4 percent) similar to that of the TAXUS group in the overall population (7.9 percent). Diabetic patients represent 24 percent of the overall patient population in the study (318 of 1,314 evaluable patients). The TLR rate for the diabetic sub-population of the TAXUS group was 5.2 percent. Diabetic patients are more likely than non-diabetic patients to experience restenosis following angioplasty and stenting with bare metal stents, and may stand to benefit substantially from drug-eluting stent technology. In addition to the improved restenosis rates, marked improvement in late loss was also seen in the diabetic sub-population of the TAXUS group compared to the bare metal stent control group (0.17 mm versus 0.58 mm; P=<0.0001). Diabetic patients are expected to represent approximately 40 percent of coronary interventions.

LOW MACE RATES
--------------

The results supported safety as demonstrated by low rates of Major Adverse Cardiac Events (MACE), which include death, myocardial infarction (MI; Q-wave and non-Q-wave) and target vessel revascularization. The study reported an 8.5 percent MACE rate at nine months in the TAXUS group compared with 15.0 percent in the control group. This reduction was due to the lower TLR rate in the TAXUS group compared with the control group. In addition, stent thrombosis rates were similar between TAXUS and control stents (0.6 percent or 4/662 patients in the TAXUS group versus 0.8 percent or 5/652 patients in the control group), indicating comparable safety of drug-eluting stents and bare metal stents.

"These are extraordinary results, and they offer convincing evidence that polymer-based delivery of paclitaxel is a safe and effective treatment for coronary artery disease," said Jim Tobin, President and Chief Executive Officer of Boston Scientific. "The data we're seeing today are consistent with data we've seen across other TAXUS trials. This is the largest controlled drug-eluting stent clinical trial ever conducted, and it extends the earlier data more powerfully and across a broader patient and lesion set. The outcomes in the bare metal stent control group demonstrate the outstanding performance of our Express stent platform. In addition, the TAXUS stent system with polymer-based delivery of paclitaxel is proving to be in a league of its own with regard to diabetic patients."

"Years of hard work and rigorous science have come together to produce these results, and the real winners are the many thousands of patients who may soon have access to this breakthrough technology," said Pete Nicholas, former President and Chief Executive Officer and current Chairman of Boston Scientific.

"The TAXUS stent system represents a major advance in the treatment of coronary artery disease," said Gregg W. Stone, M.D., the study's Principal Investigator and Vice Chairman of The Cardiovascular Research Foundation at the Lenox Hill Heart and Vascular Institute. "The extremely low restenosis rates at nine months with the paclitaxel-eluting TAXUS stent system -- in concert with its proven safety profile, flexibility and deliverability -- represent a new benchmark for the interventional treatment of patients with atherosclerosis. Remarkably, the outcomes were similar across the spectrum of patients studied in the trial, including those with diabetes, small vessels and long lesions."

"These are exceptional findings that further confirm the compelling clinical outcomes of paclitaxel-eluting stent technology," said Stephen G. Ellis, M.D., the trial's Co-Principal Investigator and Director of the Sones Cardiac Catheterization Laboratories at the Cleveland Clinic. "The MACE rates -- and in particular the three percent TLR rate at nine months -- are extremely impressive in such a large and complex set of patients. Physicians and their patients stand to benefit dramatically from this innovative technology."

The TAXUS technology is Boston Scientific's proprietary polymer-based, paclitaxel-eluting stent system for reducing coronary restenosis, the growth of neointimal tissue within an artery after angioplasty and stenting. Boston Scientific launched the TAXUS(TM) Express(2)(TM) paclitaxel-eluting coronary stent system in Europe and other international markets in February and is the leader in those markets today. The TAXUS stent system is not available for sale in the United States, pending approval by the U.S. Food and Drug Administration.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with clinical trials, the regulatory approval process, commercialization of new technologies, intellectual property, and other factors described in the Company's filings with the Securities and Exchange Commission.


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